Exhibit 99.1

Filed by The Williams Companies, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 13e-4(c) under the Securities Act of 1934

Subject Company: The Williams Companies, Inc.
Commission File No. 001 — 04174

The Williams Companies, Inc.
Registration Statement on Form S-4
Registration No. 333 — 129779

The following press release was issued on January 12, 2006 by The Williams Companies, Inc.

NYSE: WMB

Date: Jan. 12, 2006
Williams Announces Results of Conversion Offer for Its
5.50% Junior Subordinated Convertible Debentures Due 2033
     TULSA, Okla. — Williams (NYSE:WMB) today announced the expiration of its previously announced offer to pay a cash premium to holders of any and all of its approximately $300 million principal amount outstanding 5.50 percent Junior Subordinated Convertible Debentures due 2033 who elected to convert their debentures to shares of Williams’ common stock.
     The conversion offer expired at 5 p.m. Eastern on Jan. 11, 2006. As of 5 p.m. Eastern on the expiration date, holders of $213,941,900 aggregate principal amount of the outstanding debentures, constituting 71.3 percent of the principal amount of the outstanding debentures, had delivered valid tenders pursuant to the conversion offer, all of which were accepted for exchange by Williams.
     The consideration for the accepted debentures will be delivered promptly to tendering holders by the conversion agent for the conversion offer.
     Lehman Brothers Inc. and Merrill Lynch & Co. acted as dealer managers. D.F. King & Co., Inc. acted as the information agent. JPMorgan Chase Bank, National Association acted as the conversion agent for the conversion offer.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas.

Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Richard George
Williams (investor relations)
(918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.